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                                                                EXHIBIT 10(O).

                                                                  DRAFT
                                                                  10-03-95

                           FIRST CHICAGO CORPORATION

                             EXECUTIVE ESTATE PLAN

SECTION 1 - PURPOSE

     The FIRST CHICAGO CORPORATION EXECUTIVE ESTATE PLAN (hereinafter called the "Plan") is established and maintained to promote and advance the performance of First Chicago Corporation (hereinafter called the "Corporation") by providing designated senior officers of the Corporation and of its affiliated companies who have significant responsibility for such performance with competitive death benefit coverage and to assist the Corporation in attracting and retaining as senior officers individuals of superior ability by enhancing the value of the death benefit coverage benefits.

SECTION 2 - DEFINITIONS

     (a) The term "affiliated companies" shall mean those corporations a majority of the outstanding voting capital stock of which is directly or indirectly owned or controlled by the Corporation.

     (b) The term "after-tax equivalent" shall mean such amount that would provide the recipient of a taxable death benefit under the Plan with an amount, after the payment of federal income tax, approximately equal to the death benefit the recipient would have received if the taxable death benefit were not subject to federal income taxation when made.

     (c) The term "Committee" shall mean the Organization, Compensation and Nominating Committee of the Board of Directors of the Corporation, the members of which shall be "disinterested persons" under Rule 16b-3 of the Securities and Exchange Commission or any successor regulation issued under the federal securities laws and shall be ineligible to participate in the Plan.

     (d) The term "disability" shall mean the incapability of a participant to perform the principal duties of his or her customary employment or position as the result of a physical or mental condition that is expected to be permanent and continuous during the remainder of the participant's life, as determined in the sole discretion of the Committee on the basis of evidence satisfactory to it.

     (e) The term "disabled participant" shall mean a participant who incurs a disability hereunder while a participant under the Plan from which he or she has not recovered.
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     (f) The term "participant" shall mean a senior officer of the Corporation or of one of its affiliated companies who becomes and remains a participant in the Plan as provided in Section 6 of the Plan.

     (g) The term "retired participant" shall mean a participant whose employment with the Corporation and all its affiliated companies terminates as the result of retirement hereunder and who does not subsequently resume such employment.

     (h) The term "retirement" shall mean the cessation of employment with the Corporation and all its affiliated companies on or after the date a participant
(i) attains age sixty-five (65), or (ii) completes five (5) years of service, attains age fifty-five (55), and receives the consent of the Committee.

SECTION 3 - EFFECTIVE DATE AND DURATION

     The Plan shall be effective as of September 8, 1995. The Plan shall continue until it is terminated by the Board of Directors of the Corporation as provided in Section 11.

SECTION 4 - ADMINISTRATION

     The Committee shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation. The Committee may delegate the performance of administrative functions to the Secretary of the Committee.

SECTION 5 - FUND

     The death benefits payable under the Plan shall be paid out of the general assets of the Corporation.

SECTION 6 - PARTICIPATION

     (a) Eligibility for participation in the Plan shall be limited to such senior officers of the Corporation or one of its affiliated companies as are designated from time to time by the Committee and approved by the Board of Directors.

     (b) Participation in the Plan by an eligible officer shall be solely within the discretion of the Committee. The Committee shall individually select and designate each eligible officer for participation, who shall become a participant as of the date specified by the Committee.

     (c) A participant shall remain a participant only for so long as he continues in the employ of the Corporation or one of its affiliated companies or is a retired participant or a disabled participant. The Committee in its sole discretion may terminate a participant's participation in the Plan only as provided in Section 10.

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SECTION 7 - AMOUNT OF PRE-RETIREMENT DEATH BENEFIT

     (a) Upon the death of a participant prior to his or her retirement from the Corporation and its affiliated companies, the Corporation shall pay to his or her designated beneficiary an after-tax equivalent death benefit equal to six hundred percent (600%) of the participant's base salary at the time of death.

     (b) If a disabled participant dies before attaining age sixty-five (65), the Corporation shall pay to his or her designated beneficiary an after-tax equivalent death benefit equal to six hundred percent (600%) of the participant's annual base salary determined as of the date of his or her disability. If a disabled participant attains age sixty-five (65), such participant shall thereupon be deemed to be a retired participant and entitled to benefit coverage only in accordance with Section 8, based on the participant's annual base salary determined as of the date of his or her disability. If a disabled participant recovers from disability before attaining age sixty-five (65), the participant shall be deemed to be a retired participant as of the date he or she recovers from the disability if such participant is at least age fifty-five (55) on that date and does not then return to employment with the Corporation or any affiliated company. In all other cases, a disabled participant who recovers from disability shall have no further interest or rights under the Plan, except as may be provided by such person's subsequent participation in the Plan.

SECTION 8 - AMOUNT OF POST-RETIREMENT DEATH BENEFIT

     Upon the death of a retired participant (i) during the first twelve (12) months following retirement, the Corporation shall pay to the participant's designated beneficiary an after-tax equivalent death benefit equal to two hundred percent (200%) of the participant's annual base salary at the time of the participant's retirement; (ii) during the second twelve (12) month period following retirement, the Corporation shall pay to the participant's designated beneficiary an after-tax equivalent death benefit equal to one hundred seventy-five percent (175%) of the participant's annual base salary at the time of the participant's retirement; (iii) during the third twelve (12) month period following retirement, the Corporation shall pay to the participant's designated beneficiary an after-tax equivalent death benefit equal to one hundred fifty percent (150%) of the participant's annual base salary at the time of the participant's retirement; or (iv) during or subsequent to the thirty-seventh month following retirement, the Corporation shall pay to the participant's designated beneficiary an after-tax equivalent death benefit equal to one hundred percent (100%) of the participant's annual base salary at the time of the participant's retirement plus the lesser of Twenty-Five Thousand Dollars ($25,000) or twenty-five percent (25%) of the participant's annual base salary at the time of the participant's retirement.

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SECTION 9 - BENEFICIARY DESIGNATION AND PAYMENT

     (a) Each participant shall complete a beneficiary designation form as prescribed by the Committee designating the beneficiary or beneficiaries to receive the amounts hereunder upon the participant's death. Each participant may designate one or more individuals, trusts or organizations as the primary beneficiary(ies). If more than one primary beneficiary is designated, the participant shall specify the percentage to be paid to each primary beneficiary. Each participant shall also designate a contingent beneficiary(ies), who shall receive payment hereunder only if the designated primary beneficiary(ies) does not survive the participant.

     (b) Unless a participant has previously made an irrevocable beneficiary designation, a participant may change his or her beneficiary designation at any time without the consent of any previously designated beneficiary by completing a new beneficiary designation form and delivering such form to the Secretary of the Committee. Such new beneficiary designation shall be effective when the completed form is received by the Secretary of the Committee.

     (c) In the event a participant failed to make a beneficiary designation, the amount payable under Section 7 or Section 8 shall be paid to the participant's estate. The amount payable under Section 7 or Section 8 shall be paid within sixty (60) days of the receipt by the Secretary of the Committee of a certified copy of the death certificate of the deceased participant. Any amount not paid within sixty (60) days of such receipt shall bear interest at the rate of interest announced from time to time as the corporate base rate announced from time to time by The First National Bank of Chicago or its successor by merger during the period from the date the payment shall have been made to the date it is made. The Corporation shall withhold from such payment any applicable federal, state or local taxes thereon.

SECTION 10 - GENERAL

     (a) Neither the establishment of the Plan nor any provisions of the Plan or modification thereof shall be held or construed as giving any participant in the Plan the right to be retained in the service of the Corporation or its affiliated companies, and the Corporation and its affiliated companies expressly reserve the right to discharge any such participant whenever the interests of the Corporation and its affiliated companies may so require.

     (b) Notwithstanding any other provision in the Plan to the contrary, but subject to Paragraph (c) of this Section 10, and as determined solely by the Committee, (i) no benefit or coverage shall be provided under the Plan to any participant, including a retired participant or disabled participant, who engages in any activity that, in the opinion of the Committee, is competitive with any activity of the Corporation or any affiliated company (except that employment at the request of the Corporation with an entity in which the

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Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity that is competitive with any activity of the Corporation or any affiliated company) or otherwise acts, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation; and (ii) no benefit or coverage under the Plan shall be provided to any participant, including a disabled participant or retired participant, if the participant's employment with the Corporation or an affiliated company terminates because of dishonesty, fraud, misappropriation of funds, the commission of a felony, or willful or gross misconduct or willful or gross negligence in the performance of such person's duties, or if during the course of such employment, the participant engages in, or had engaged in, such conduct.

     (c) Any right of a participant and his beneficiary hereunder shall be that of an unsecured general creditor of the Corporation, and no participant or beneficiary shall have any preferred claims on, or any beneficial ownership in, the assets of the Corporation, including any assets in which the Corporation may invest to aid in meeting its obligations under the Plan.

     (d) To the maximum extent permitted by law, a participant's or beneficiary's interest and rights shall not be assignable in law or in equity or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment, garnishment, levy, execution, or encumbrances of any kind, except that a participant shall have the right under Section 9 to designate irrevocably a beneficiary to receive the amounts hereunder upon the participant's death.

     (e) If the Committee determines that a beneficiary is legally incompetent to receive a distribution hereunder, the Committee may cause any distribution due to such beneficiary to be made to the guardian or other legal representative of such beneficiary, or in the absence of such guardian or other legal representative, to such other person or institution who is otherwise maintaining and has custody of such beneficiary. Such distribution, to the extent made, shall be a valid and complete discharge of liability therefor under the Plan.

SECTION 11 - AMENDMENT, SUSPENSION AND TERMINATION

     The Board of Directors of the Corporation reserves the right at any time to amend, suspend or terminate the Plan; provided, however, no such amendment, suspension or termination shall adversely affect the rights hereunder of any participant in the Plan unless the prior written approval of the participant so affected is obtained.

SECTION 12 - GOVERNING LAW

     The Plan and all determinations made and action taken pursuant thereto shall be governed by the laws of the State of Delaware and construed in accordance therewith.

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